Exhibit 11.2

MEMORANDUM

TO: All Grupo Santander Personnel

FROM: Corporate Human Resources Directorate

RE: CODE OF CONDUCT

1. To provide you with a summary statement while at the same time clearly identifying your responsibilities as an employee and member of the Grupo Santander team, we are distributing to you these Rules of Ethics to orient the daily practice of your professional activity, grounded in current legislation and regulations.

2. Since banking is an activity that relies on mutual trust, we must take special care to maintain honesty and integrity as the key principles underlying all our actions. Reciprocating the trust placed in it by its customers, Grupo Santander needs to guarantee their security at all times, through the confidentiality of all transactions and the provision of information the customers need to carry out those transactions.

a) The Top Management of Grupo Santander defines the following basic principles of its commercial and financial activity, and expects its employees to abide by them: acceptance, observance, compliance, and application of the laws and any other kind of provisions which may be applicable in a territorial area where the Group operates. Special care must be given to comply with the money laundering prevention rules, since that is a fundamental concern of the group worldwide. This embraces both the letter and the spirit of the laws and other provisions.

b) All employees must inform their superiors of any issues that might impair the Group’s image, reputation, and integrity.

c) Employees may not perform services of any kind at any other Institution without written authorization from the Corporate Human Resources Directorate.

d) Employees must refrain from participating on behalf of the Group in any transactions that are linked or related to private or family interests in any way. Any such connection must be reported to your immediate supervisor.

e) Employees shall not accept gifts or any other kind of favors that might be viewed by others as a basis for exerting influence on their decisions and actions. Nor shall they give gifts that might be viewed as reflecting a wish to influence others’ decisions and actions. The maximum value of gifts that can be accepted is 2 DU. If any gift’s value exceeds that amount, it must be reported to a Human Resources Manager, who will determine the action to be taken.

f) Any protest of checks or unpaid debt of any kind is inconsistent with the conduct expected of our employees and executives.

g) No employee or executive may attempt to attract business or information to the Group through illegal, immoral, or dishonest actions.

h) Employees may not disclose information about the Group that is not in the public domain to any Group customer.

i) Employees must keep all the information they obtain in connection with their employment confidential; accordingly, it may not be made accessible to the general public and may not be discussed outside of the normal performance of internal working activities. No confidential information used and received during the period of employment may be disclosed, even after said employment has terminated.

j) No employee may accept payments from Group suppliers, customers, or potential customers for personal advising or other personal services.

k) No employee may, directly or through an intermediary, accept money on loan from a supplier or customer. Employees are authorized only to borrow from credit institutions among whose regular activities is the provision of loans to persons.

l) In transactions on the financial markets on their own behalf, employees must avoid excessive indebtedness, since that could be inimical to their professional activity.

m) By the same token, in regard to actions by Banco Santander and/or the Holding Company, executives or employees acting on their own behalf may in no case:

i) Make use of privileged or insider information not known by the general public.

ii) Engage in short-term transactions to benefit from speculative movements.

iii) Perform transactions during the 30 days prior to the announcement of the Bank’s and/or the Holding Company’s annual, semiannual, or quarterly results.

•	All restrictions on employee’s transactions on their own behalf must likewise be understood as applicable to third parties related to Executives or Employees (wife, children, etc.) or their spouses or relatives up to the second degree of kinship (siblings) or affinity (in-laws), as well as to societies of any kind over which the Executive or Employee in question has control, either directly or through third parties.

•	In any event, it is desirable for all purchase-sale transactions, undertaken directly or through third parties (with intermediation), in Banco Santander and/or Holding Company shares to be reported to the Holding Company’s Secretariat General by the Employee.

NOTE:

(1) All Executives and Employees operating through the Group’s Services or Companies shall be granted preferential terms and conditions available to all of them, understood as those granted to the Group’s preferred customers on the same day and for similar instruments.

3. All employees must strictly comply with the Rules prescribed in the Manual of Rules and Procedures for Prevention of Money Laundering, and must take special care to report all transactions of a suspicious nature in accordance with the rules.

4. Both these Rules of Ethics and the Procedures and Rules, whether internal or legal in nature, which are in force as of the date hereof or are adopted in the future, are intended to ensure the proper behavior of all the persons who make up the payroll, as well as respect for the legitimate interests of the Group’s employees and customers.

5. The discovery of acts of a fraudulent or illegal nature, or of acts which violate these Rules of Ethics, must be reported to the Group immediately, through the employee’s immediate superior.

6. Finally, I ask you to sign and return the certificate to the Personnel Administration Management, as an expression of your acceptance of this Code of Conduct.

Warmest regards,

Corporate Human Resources Management

21 a –

TO:	CORPORATE HUMAN RESOURCES DIRECTORATE

FROM:
	NAME	UNIT / AREA

I hereby certify that, as a member of the Personnel, I have received, read, and understood the Code of Conduct for Employees of Grupo Santander, and I declare my acceptance thereof and my undertaking to abide thereby.

	DATE	DATE

RUT.

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